QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statement Nos. 333-136063, 333-141413, 333-149721 and 333-157852 on Form S-8 of our report dated March 23, 2010, relating to the consolidated financial statements of Techwell Inc. and its subsidiaries (the "Company") and our report dated March 23, 2010, relating to the effectiveness of Techwell Inc.'s internal control over financial reporting (which report expresses an adverse opinion on the Company's internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Techwell Inc. for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
March 23, 2010

QuickLinks

  Exhibit 23.1